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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                                                    CONTACT:  CHARLES N. TALBERT
                                                  DIRECTOR OF INVESTOR RELATIONS
                                                                  (404) 262-3252


                    JDN REALTY CORPORATION REACHES AGREEMENT
                            WITH WAL-MART AND LOWE'S;
              ENTERS INTO AMENDMENTS OF EXISTING CREDIT AGREEMENTS

         DECLARES REDUCED QUARTERLY DIVIDEND FOR COMMON STOCK; DECLARES
                 REGULAR QUARTERLY DIVIDEND FOR PREFERRED STOCK

         ATLANTA, Ga. -- (May 22, 2000) -- JDN Realty Corporation (NYSE: JDN) today announced that the Company and its two largest tenants, Wal-Mart and Lowe's, have entered into an agreement that reaffirms all existing leases and real estate sales agreements between the Company and these anchor tenants. This agreement settles all current and potential future claims related to possible discrepancies underlying certain leases and real estate sales contracts, the discovery of which the Company had previously announced.

         The Company also announced that it has entered into amended and restated credit agreements with its bank groups for its revolving line of credit and term loan. Borrowings under these agreements will be secured by operating shopping center properties and will initially bear interest at LIBOR plus 2.50%. Upon completion of the granting to the bank group of first priority security interests in the properties to be used as collateral, the borrowing rates will decrease to LIBOR plus 2.25%. The agreements will mature in June 2001. The secured revolving line of credit was reduced from $200 million to $175 million, $147 million of which is currently outstanding.

          Also, the Company announced that the special committee of the Company's Board of Directors has concluded the factual investigation of the previously announced undisclosed compensation and related party transactions, and the discrepancies in cost and other information underlying certain leases and real estate sales with Wal-Mart and Lowe's. The Company is continuing to analyze and record these transactions in its financial statements. The Company announced that it expects to file its 1999 Form 10-K, which will include restated financial information for the years ended December 31, 1994 through 1998, with the Securities and Exchange Commission on or before June 15, 2000.

         Commenting on these announcements, Craig Macnab, chief executive officer of JDN Realty Corporation, stated, "We are pleased to resolve the outstanding issues with the cooperation and support of our major tenants. Together with the amendments to the existing bank agreements and the conclusion of the special committee's investigation, we can refocus our energies on our development pipeline and our existing portfolio of operating properties."

         The Company's Board of Directors has declared a quarterly dividend of $0.30 per share for the Company's common stock for the quarter ending June 30, 2000. This dividend is payable on June 30, 2000, to shareholders of record on June 15, 2000. This dividend represents an annualized cash dividend of $1.20 per share and is a reduction from the first quarter 2000 dividend of $0.395 per share.

         The Board of Directors also declared the regular quarterly dividend for JDN Realty Corporation's 9 3/8% Series A Cumulative Redeemable Preferred Stock (NYSE: JDNPrA) of $0.586 per share for the




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quarter ending June 30, 2000. This dividend is payable on June 30, 2000, to shareholders of record on June 15, 2000. This dividend represents an annualized cash dividend of $2.344 per share.

         JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates directly or indirectly 115 properties, containing approximately
12.8 million square feet of gross leasable area, located in 18 states. The common stock and preferred stock of JDN Realty Corporation are listed on the New York Stock Exchange under the symbol "JDN" and "JDNPrA," respectively.

         JDN Realty Corporation considers the portions of the information contained in this release and statements made in connection with this release with respect to the Company's beliefs and expectations of the outcome of future events, such as the timing of its filings with the Securities and Exchange Commission, to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. We caution you that a number of factors, including but not limited to the impact of the events described in this release on the financial statements and market capitalization of the Company, and on the Company's business prospects and relationships with its creditors, tenants and employees, the ability to attract and retain key employees, the impact of any restated financial statements, the inability to maintain current dividend levels, or any litigation or regulatory actions taken as a result of the events described in this release, may adversely affect the Company's financial condition and results of operations. Other risks, uncertainties and factors that could adversely affect the Company's financial condition and results of operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

      For additional information, visit the Company's home page on the Internet at http://www.jdnrealty.com.



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